As filed with the Securities and Exchange Commission on December 6, 2011

Investment Company Act File No. 811-21943

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒ AMENDMENT NO.  11

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CANTOR OPPORTUNISTIC ALTERNATIVES FUND, LLC
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(Exact name of Registrant as specified in Charter)

110 East 59th Street
New York, NY 10022
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(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code:  (212) 938-5000

Marlena Kaplan
Cantor Fitzgerald Investment Advisors, L.P.
110 East 59th Street
New York, NY 10022
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(Name and address of agent for service)

COPY TO:

Nathan J. Greene, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
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This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.  Registrant’s Shares are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the 1933 Act.   Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the 1933 Act and an “Eligible Investor” as described in this Registration Statement.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, Registrant’s Shares.

Cantor Opportunistic Alternatives Fund, LLC
(formerly Cadogan Opportunistic Alternatives Fund, LLC)

110 East 59th Street
New York, NY 10022
(212) 938-5000
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SUPPLEMENT DATED DECEMBER 6, 2011
TO THE PROSPECTUS
DATED AUGUST 1, 2011
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This Supplement modifies the Prospectus dated August 1, 2011 (the “Prospectus”) for Cantor Opportunistic Alternatives Fund, LLC (formerly Cadogan Opportunistic Alternatives Fund, LLC) (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Prospectus.

The Adviser – Transition of Investment Advisory Arrangements

On December 2, 2011, a team of employees of Cadogan Management, LLC (“Cadogan”) commenced employment and advisory roles with Cantor Fitzgerald Investment Advisors, L.P. (“CFIA”).  These employees were certain senior members of the team responsible for the research, portfolio management, marketing and other essential activities of the Company.  In connection with these developments, at a special in-person Board meeting held on November 9, 2011, the Company’s Board of Directors approved an interim advisory agreement (the “Interim Agreement”) between the Company and CFIA.  The Interim Agreement became effective as of December 2, 2011, at which time the Company’s previous investment advisory agreement with Cadogan was terminated.  Pursuant to the Interim Agreement, CFIA will serve as the Company’s investment adviser on an interim basis, for a term not to exceed the earlier of 150 days or the approval by the Company’s shareholders of a new advisory contract between the Company and CFIA.

Cantor Fitzgerald, L.P. (“Cantor”) is a prominent capital markets investment bank, recognized for its strengths in the equity and fixed income capital markets, its global distribution model, and for its expanding presence as an independent middle market investment bank serving the marketplace with investment and merchant banking services, prime brokerage, and commercial real estate financing.  Its subsidiary, CFIA, provides advisory and asset management services to investors in alternative assets such as hedge funds, private equity, and structured products.  The Company, and the addition to CFIA of the Cadogan team that manages the Company, represents a part of CFIA’s entrance into fund of funds management, and contributes to Cantor’s overall effort to grow its asset management operations.

The Company expects to distribute proxy materials that will provide further detail on Cantor and CFIA and solicit Shareholder votes on the transition of the Company’s investment advisory arrangements.  Such proxy materials will also recommend the election by Shareholders of an additional Director, as discussed below under “Management of the Company- Directors”.

The Company’s Portfolio Manager

Mr. Joel Gantcher, who had been the Company’s Portfolio Manager, resigned from Cadogan just prior to the effectiveness of the Interim Agreement and has not commenced employment with CFIA.  Mr. Paul Isaac now serves as the Company’s Portfolio Manager.  Mr. Isaac was formerly the Chief Investment Officer of Cadogan and is currently a consultant to CFIA.

Mr. Isaac joined Cadogan in 1999.  He has 34 years of investment management experience, covering a broad range of opportunistic strategies, as well as fixed income and value equity portfolios.  Previously, he was an analyst for SC Fundamental, LLC, a value equity hedge fund.  Mr. Isaac also has a broad range of sell-side experience through 18 years of senior-level management in the securities industry.  During that time, he developed and/or managed the municipal, government, mortgage-backed and high-yield bond departments of Mabon, Nugent & Co. and its successor firms.  He served as Mabon’s Chief Economist and as a Board and Executive Committee member, and he chaired its Commitments and Credit Committees.  Mr. Isaac also served a term as the Chairman of the Securities Industry Association Capital Rules Committee.  For more than 10 years, he has been the Treasurer and Investment Committee Chairman of a public charity.  He graduated from Williams College with Highest Honors in Political Economy and was a Thomas J. Watson Foundation Fellow.

Mr. Isaac is also the founder, majority principal and portfolio manager of Fort Hoosac Management, LLC, an SEC registered investment adviser that is the investment manager of Arbiter Partners LP and Arbiter Partners (QP) LP, both unregistered investment companies (hedge funds) and is the founder and majority principal of Broken Clock Management, LLC, their general partner.  In addition to his roles as a consultant to CFIA and Portfolio Manager of the Company, Mr. Isaac devotes a substantial portion of his business time to managing Fort Hoosac Management as well as various family accounts.

The following table provides information as of December 1, 2011 relating to the activities and compensation of the Portfolio Manager of the Company to help you evaluate any conflicts of interest that may arise in managing the Company’s assets.

PORTFOLIO MANAGER	BENEFICIAL OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY	NUMBER OF OTHER REGISTERED INVESTMENT COMPANIES MANAGED AND TOTAL ASSETS FOR SUCH ACCOUNTS	NUMBER OF OTHER POOLED INVESTMENT VEHICLES MANAGED AND TOTAL ASSETS FOR SUCH ACCOUNTS	NUMBER OF OTHER ACCOUNTS MANAGED AND TOTAL ASSETS FOR SUCH ACCOUNTS
Paul Isaac	$0	None	5 accounts with assets of $515 million	4 accounts with assets of $100 million

Mr. Isaac manages 1 other pooled investment vehicle for which advisory fees are based in part on performance of the accounts.  Mr. Isaac does not receive any direct compensation, performance-based or otherwise, from the Company.  Mr. Isaac receives a fixed amount of compensation for his services as a consultant to CFIA.  Mr. Isaac does not own any equity interest in CFIA or any of its affiliates.

The Company – Name Change

In connection with the transition of advisory arrangements as described above, the Board of Directors has authorized a change of the name of the Company to “Cantor Opportunistic Alternatives Fund, LLC”.  This name change became effective on December 5, 2011.

Management of the Company – Officers

At a meeting held on December 2, 2011, the Board of Directors appointed Gary Distell as the Chief Compliance Officer of the Company, replacing Lisa Klar, who had previously served in that role.  Additionally, the Board appointed Marlena Kaplan as Treasurer and Secretary, thereby replacing Matthew Jenal, who had previously served in those roles.  As such, the current officers of the Company are as follows:

NAME AND AGE	POSITION(S) HELD WITH THE COMPANY	TERM OF OFFICE* AND LENGTH OF TIME SERVED	PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS
John Trammell (born 1957)	President	May 2010 to Present
From December 2011 to Present, Co-Head, Fund Advisory Service Department, Cantor Fitzgerald Investment Advisors, L.P., from 2009 to December 2011, Chief Executive Officer, Cadogan Management, LLC, from 2007 to 2009, President, Cadogan Management, LLC, from 2000 to 2007, Chief Executive Officer of Investor Select Advisors

Marlena Kaplan (born 1972)	Treasurer and Secretary	December 2011 to Present
From December 2011 to Present, Chief Financial Officer, Cantor Fitzgerald Investment Advisors, L.P., from November 2007 until Present, Chief Financial Officer, Cadogan Management, LLC, from May 2006 until May 2011, Controller and Vice President of Operations at Onex Capital Management, LP.

Gary Distell (born 1963)	Chief Compliance Officer	December 2011 to Present
From February 2010 to Present, Chief Compliance Officer for the Americas and Head Broker-Dealer Regulatory and Compliance Attorney, Cantor Fitzgerald, L.P. and affiliates, from July 2008 until January 2010, Partner, Katten Muchin Rosenman LLP, from December 1996 until June 2008, Senior Managing Director, Bear, Stearns & Co. Inc.

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*	Term of office of each officer is indefinite.

Management of the Company – Directors

Also at its December 2, 2011 meeting, the Board of Directors appointed Mr. James M. Bond as a Director of the Company.  Mr. Bond is a Senior Managing Director and Chief Operating Officer of the Debt Capital Markets and Asset Management divisions of Cantor Fitzgerald & Co. (“CFC”), an affiliate of Cantor and CFIA.  Mr. Bond, by virtue of his employment at CFC, will be deemed an interested director under the 1940 Act.  Proxy materials to be distributed will include the Board’s recommendation that Shareholders elect Mr. Bond as a Director, and will also include additional information regarding Mr. Bond’s experience and qualifications.  As such, the current Directors of the Company are as follows:

NAME AND AGE	POSITION(S) HELD WITH THE COMPANY	TERM OF OFFICE(1) AND LENGTH OF TIME SERVED	PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS	NUMBER OF PORTFOLIOS IN FUND COMPLEX OVERSEEN BY DIRECTOR	OTHER DIRECTORSHIPS HELD BY DIRECTOR
INDEPENDENT DIRECTORS
Steven Krull (born 1957) 110 E. 59th Street, New York, NY 10022	Director	August 2006 to present	Professor of Finance at Hofstra University; Business Consultant.	One	Director, SkyBridge Multi-Adviser Hedge Fund Portfolios LLC; Director, SkyBridge GII Fund, LLC
Paul McNamara (born 1948) 110 E. 59th Street, New York, NY 10022	Director	March 2010 to present	Partner, Institutional Investment Services Group, Lord, Abbett & Co. LLC (retired September 2009)	One	Trustee (effective January 1, 2012), USAA Mutual Funds Trust (48 portfolios)
Donald B. Romans (born 1931) 110 E. 59th Street, New York, NY 10022	Director	August 2006 to present	President, Romans & Company (private investment, financial consulting)	One	None

INTERESTED DIRECTORS
James M. Bond (1970) 110 E. 59th Street, New York, NY 10022	Director	December 2011 to Present	Senior Managing Director and Chief Operating Officer, Cantor Fitzgerald & Co. (Debt Capital Markets and Asset Management) (2)	One	None
Matthew A. Jenal (born 1956) (3)	Director	August 2006 to present
Formerly Treasurer and Secretary of the Company until December 2011, formerly Senior Advisor, Cadogan Management from January 2010 to December 2011,
LLC, formerly Chief Financial Officer,
Cadogan Management,
LLC until 2009
				One	None

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(1) Term of office of each Director is indefinite.
(2) Cantor Fitzgerald & Co. and Cantor Fitzgerald, L.P. are each an affiliate of CFIA.
(3)  Mr. Jenal is an interested Director because he was an officer of the Company until December 2011, and was also formerly an employee of Cadogan.

“Key Person” Terms – Determinations of the Company’s Board of Directors

The following ”key person” terms first appear on page 8 of the Company’s Prospectus:

If an event occurs that causes Cadogan Management, LLC to be replaced as adviser to the Company, other than with consent of the Shareholders as contemplated under the 1940 Act, or if any two of Mr. Stuart Leaf, Executive Chairman of the Adviser, Mr. Paul J. Isaac, Chief Investment Officer of the Adviser, or Mr. Michael Waldron, Chief Risk Officer of the Adviser, were to leave the Adviser within a six-month period prior to December 31, 2011, the Company’s Board of Directors has undertaken to promptly give notice of such occurrence and, for at least 18-months thereafter, waive the one-year minimum holding period for Shares and ensure that quarterly tender offers are for no less than 25% of outstanding Shares of the Company.

With respect to these ”key person” terms, the Company’s Board of Directors has made certain determinations outlined below.

Because Cadogan has been replaced as adviser to the Company effective as of December 2, 2011, the one-year minimum holding period for Shares will be waived in respect of any Shares acquired by Shareholders prior to the date of this Supplement (i.e., December 6, 2011).  Shares first acquired after December 6, 2011 will continue to be subject in full to the one-year minimum holding period without any waiver triggered with respect to such Shares by the replacement of Cadogan as investment adviser.

Additionally, for each of the Company’s regular quarterly tender offers the Valuation Date of which would be on or prior to June 6, 2013, the number of Shares  offered  to be repurchased under each such tender offer will be no less than 25% of the then-outstanding Shares of the Company.

With respect to the key person terms excerpted above, it is also noted that Mr. Stuart Leaf currently has no affiliation with Cantor or CFIA as an employee or consultant, and no such affiliation is anticipated.  Mr. Michael Waldron currently serves as a consultant to CFIA.  As described above under “The Company’s Portfolio Manager”, Mr. Paul Isaac is the Portfolio Manager of the Company and also serves as a consultant to CFIA.

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The Company’s Prospectus is contained in the Company’s Registration Statement on Form N-2, as filed with the Securities and Exchange Commission on July 29, 2011.  That Registration Statement is modified by and incorporated by reference in this Supplemental Amendment.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this registration statement to be signed on its behalf by the undersigned duly authorized person, in New York, New York, on the 6th day of December 2011.

Cantor Opportunistic Alternatives Fund, LLC

By:	/s/ Marlena Kaplan
	Name:	Marlena Kaplan
	Title:	Treasurer and Secretary